Exhibit (a)(ii)

GRASIM INDUSTRIES LIMITED

AND

CITIBANK, N.A.,

As Depositary,

AND

ALL HOLDERS AND BENEFICIAL OWNERS OF
GLOBAL DEPOSITARY SHARES EVIDENCED BY
GLOBAL DEPOSITARY RECEIPTS
OUTSTANDING UNDER THE TERMS OF THE
DEPOSIT AGREEMENT, DATED AS OF SEPTEMBER 17, 1999

Amendment No. 1 to Deposit Agreement

Dated as of February 5, 2010

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT, dated as of February 5, 2010 (the “Amendment”), by and among (i) Grasim Industries Limited, a public company with limited liability incorporated under the laws of India (the “Company”), (ii) Citibank, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and (iii) all Holders and Beneficial Owners of Global Depositary Shares evidenced by Global Depositary Receipts issued and outstanding under the Deposit Agreement, dated as of September 17, 1999.

WITNESSETH THAT:

WHEREAS, the Company and the Depositary entered into that certain Deposit Agreement, dated as of September 17, 1999 (the “Deposit Agreement”), for the creation of Global Depositary Shares (“GDSs”) representing the Shares (as defined in the Deposit Agreement) on deposited and for the execution and delivery of Global Depositary Receipts (“GDRs”) in respect of the Global Depositary Shares; and

WHEREAS, the Company and the Depositary desire to (i) amend the GDRs currently outstanding, the form of GDR annexed to the Deposit Agreement as Exhibit A thereto, and the Fee Schedule annexed to the Deposit Agreement as Exhibit B thereto to enable the Depositary to charge certain additional fees in respect of the GDSs, (ii) amend the Deposit Agreement, the GDRs currently outstanding and the form of GDR annexed to the Deposit Agreement as Exhibit A thereto to make the GDSs eligible for the Direct Registration System (the “DRS”), and (iii) to give notice thereof to all Holders (as defined in the Deposit Agreement) of GDSs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the GDRs currently outstanding, the form of GDR annexed as Exhibit A to the Deposit Agreement and the Fee Schedule annexed to the Deposit Agreement as Exhibit B as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                    Definitions. Unless otherwise specified in this Amendment, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

SECTION 1.02.                    Effective Date. The term “Effective Date” shall mean the later to occur of (i) the expiration of 30 days after notice of this Amendment has been given to Holders of outstanding GDRs or (ii) the date upon which the Commission declares effective the applicable Post-Effective Amendment No. 1 to F-6 Registration Statement pursuant to which a form of this Amendment has been filed with the Commission. After the Effective Date, the Deposit Agreement shall be referred to as the Deposit Agreement by and among the Company, the Depositary and all Holders and Beneficial Owners of Global Depositary Shares issued thereunder (without reference to the need for GDSs to be evidenced by GDRs).

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.                    Deposit Agreement. All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, dated as of September 17, 1999, as amended by this Amendment and as further amended and supplemented from time to time after the Effective Date in accordance with the terms of the Deposit Agreement.

SECTION 2.02.                    Amendments Binding on all Holders and Beneficial Owners. From and after the Effective Date, the amendments to the Deposit Agreement effected hereby shall be binding on all Holders and Beneficial Owners of GDSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of GDSs issued after the Effective Date.

SECTION 2.03.                    Change of Fees of the Depositary. All references made in the Deposit Agreement to the fees of the Depositary shall, as of the Effective Date, refer to the fees set forth in the Fee Schedule annexed as Exhibit B to this Amendment.

SECTION 2.04.                    Change of Fees of the Depositary. To reflect the change in fees, the Deposit Agreement is hereby amended as of the Effective Date by deleting Section 5.9 in its entirety and inserting the following in its stead:

“Section 5.9 Fees and Charges of Depositary. The Company, the Holders, the Beneficial Owners, and persons depositing Shares or surrendering GDSs for cancellation and withdrawal of Deposited Securities shall be required to pay to the Depositary the Depositary’s fees and related charges identified as payable by them respectively in the Fee Schedule attached hereto as Exhibit B. All fees and charges so payable may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated in Section 6.1. The Depositary shall provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary Fees payable upon (i) deposit of Shares against issuance of GDSs and (ii) surrender of GDSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the GDSs so issued are delivered (in the case of GDS issuances) and to the person who delivers the GDSs for cancellation to the Depositary (in the case of GDS cancellations). In the case of GDSs issued by the Depositary into DTC or presented to the Depositary via DTC, the GDS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the GDSs from the Depositary or the DTC Participant(s) surrendering the GDSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable GDS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed. In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the GDS Record Date established by the Depositary. For GDSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold GDSs.

The Depositary may remit to the Company all or a portion of the Depositary fees charged for the reimbursement of certain expenses incurred by the Company in respect of the GDR program established pursuant to the Deposit Agreement upon such terms and conditions as the Company and the Depositary may agree from time to time. The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree from time to time. Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.”

SECTION 2.05.                    Direct Registration System. In order to make the GDSs eligible for the DRS, the Deposit Agreement is hereby amended as of the Effective Date by:

(a)               deleting the Section 1.17 in its entirety and inserting the following in its stead:

“Section 1.17 “Global Depositary Share(s)” and “GDS(s)” shall mean the rights and interests in the Deposited Securities granted to the Holders and Beneficial Owners pursuant to the terms and conditions of this Deposit Agreement and, if issued as Certificated GDS(s) (as hereinafter defined), the Global Depositary Receipt(s) issued hereunder to evidence such GDSs. GDS(s) may be issued under the terms of this Deposit Agreement in the form of (a) Certificated GDS(s), in which case the GDS(s) are to be evidenced by GDR(s), or (b) Uncertificated GDS(s) (as hereinafter defined), in which case the GDS(s) are not to be evidenced by GDR(s) but are reflected on the direct registration system maintained by the Depositary for such purposes under the terms of Section 2.12. Unless otherwise specified in this Deposit Agreement or in any GDR, or unless the context otherwise requires, any reference to GDS(s) shall include Certificated GDS(s) and Uncertificated GDS(s), individually or collectively, as the context may require. Each GDS shall represent one Share, until there shall occur a distribution upon Deposited Securities referred to in Section 4.2 or a change in Deposited Securities referred to in Section 4.11 with respect to which additional GDSs are not issued, and thereafter each GDS shall represent the Shares or Deposited Securities determined in accordance with the terms of such Sections.”

(b)               adding the following new Section 1.33:

“Section 1.33 “Certificated GDS(s)” shall have the meaning set forth in Section 2.12.”

(c)               adding the following to the end of Section 1.18 thereof:

“Any reference to Holders of GDR(s) or GDS(s) in this Deposit Agreement shall, in the context of the Uncertificated GDSs, refer to the person(s) in whose name the Uncertificated GDSs are registered on the books of the Depositary maintained for such purpose.”

(d)               deleting Section 1.24 in its entirety and inserting the following in its stead:

“Section 1.24 “Receipt(s)”; “Global Depositary Receipt(s)” and “GDR(s)” shall mean any series of the certificate(s) issued by the Depositary to evidence the Global Depositary Shares issued under the terms of this Deposit Agreement in the form of Certificated GDS(s), as such Receipts may be amended from time to time in accordance with the provisions of this Deposit Agreement. A Receipt may evidence any number of GDSs and may, in the case of GDSs held through a central depository such as DTC, be in the form of a “Balance Certificate.”

(e)               adding the following as a new Section 1.34:

“Section 1.34 “Uncertificated GDS(s)” shall have the meaning set forth in Section 2.12.”

(f)                deleting the first sentence of Section 2.2(a) thereof in its entirety and inserting the following in its stead:

“Certificated GDSs shall be evidenced by definitive Receipts which shall be engraved, printed, lithographed or produced in such other manner as may be agreed upon by the Company and the Depositary.”

(g)               deleting the first sentence of Section 2.2(c) thereof in its entirety and inserting the following in its stead:

“Subject to the limitations contained herein and in the Receipt, title to a Receipt (and to each Certificated GDS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated GDSs, such Receipt has been properly endorsed or is accompanied by properly executed instruments of transfer.”

(h)               deleting the second sentence of Section 2.2(d) thereof in its entirety and inserting the following in its stead:

“Unless issued by the Depositary as Uncertificated GDSs, a single GDR in the form of a “Balance Certificate” will evidence the GDSs held through DTC and will be registered in the name of the nominee for DTC (currently “Cede & Co.”) and will provide that it represents the aggregate amount of GDSs from time to time indicated in the records of the Depositary as being issued hereunder and that the aggregate amount of GDSs represented thereby may from time to time be increased or decreased by making adjustments on such records of the Depositary and of DTC or its nominee as hereinafter provided.”

(i)                 adding the following new Section 2.12:

“Section 2.12 Certificated/Uncertificated GDSs. Notwithstanding any other provision of this Deposit Agreement, the Depositary may, at any time and from time to time, issue GDSs that are not evidenced by GDRs (such GDSs, the “Uncertificated GDS(s)” and the GDS(s) evidenced by GDR(s), the “Certificated GDS(s)”). When issuing and maintaining Uncertificated GDS(s) under this Deposit Agreement, the Depositary shall at all times be subject to (a) the standards applicable to registrars and transfer agents maintaining direct registration systems for equity securities in New York and issuing uncertificated securities under New York law, and (b) the terms of New York law applicable to uncertificated equity securities. Uncertificated GDSs shall not be represented by any instruments but shall be evidenced by registration in the books of the Depositary maintained for such purpose. Holders of Uncertificated GDSs, that are not subject to any registered pledges, liens, restrictions or adverse claims of which the Depositary has written notice at such time, shall at all times have the right to exchange the Uncertificated GDS(s) for Certificated GDS(s) of the same type and class, subject in each case to applicable laws and any rules and regulations the Depositary may have established in respect of the Uncertificated GDSs. Holders of Certificated GDSs shall, if the Depositary maintains a direct registration system for the GDSs, have the right to exchange the Certificated GDSs for Uncertificated GDSs upon (i) the due surrender of the Certificated GDS(s) to the Depositary for such purpose and (ii) the presentation of a written request to that effect to the Depositary, subject in each case to (w) all liens and restrictions noted on the GDR evidencing the Certificated GDS(s) and all adverse claims of which the Depositary then has written notice, (x) the terms of this Deposit Agreement and the rules and regulations that the Depositary may establish for such purposes hereunder, (y) applicable law, and (z) payment of the Depositary fees and expenses applicable to such exchange of Certificated GDS(s) for Uncertificated GDS(s).

Uncertificated GDSs shall in all material respects be identical to Certificated GDS(s) of the same type and class, except that (1) no GDR(s) shall be, or shall need to be, issued to evidence Uncertificated GDS(s), (2) Uncertificated GDS(s) shall, subject to the terms of this Deposit Agreement, be transferable upon the same terms and conditions as uncertificated securities under New York law, (3) the ownership of Uncertificated GDS(s) shall be recorded on the books of the Depositary maintained for such purpose and evidence of such ownership shall be reflected in periodic statements provided by the Depositary to the Holder(s) in accordance with applicable New York law, (4) the Depositary may from time to time, upon notice to the Holders of Uncertificated GDSs affected thereby, establish rules and regulations, and amend or supplement existing rules and regulations, as may be deemed reasonably necessary to maintain Uncertificated GDS(s) on behalf of Holders, provided that such rules and regulations do not conflict with the terms of this Deposit Agreement and applicable law, (5) the Uncertificated GDS(s) shall not be entitled to any benefits under this Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless such Uncertificated GDS(s) is/are registered on the books of the Depositary maintained for such purpose, (6) the Depositary may, in connection with any deposit of Shares resulting in the issuance of Uncertificated GDSs and with any transfer, pledge, release and cancellation of Uncertificated GDSs, require the prior receipt of such documentation as the Depositary may deem reasonably appropriate, and (7) upon termination of this Deposit Agreement, the Depositary shall not require Holders of Uncertificated GDSs to affirmatively instruct the Depositary before remitting proceeds from the sale of the Deposited Securities represented by such Holders' Uncertificated GDSs under the terms of Section 6.2 of this Deposit Agreement.

When issuing GDSs under the terms of this Deposit Agreement, including, without limitation, issuances pursuant to Sections 2.5, 4.2, 4.3, 4.4 and 4.5, the Depositary may in its discretion determine to issue Uncertificated GDSs rather than Certificated GDSs, unless otherwise specifically instructed by the applicable Holder to issue Certificated GDSs. All provisions and conditions of this Deposit Agreement shall apply to Uncertificated GDSs to the same extent as to Certificated GDSs, except as contemplated by this Section 2.12. The Depositary is authorized and directed to take any and all actions and establish any and all procedures deemed reasonably necessary to give effect to the terms of this Section 2.12. Any references in this Deposit Agreement or any GDR(s) to the terms “Global Depositary Share(s)” or “GDS(s)” shall, unless the context otherwise requires, include Certificated GDS(s) and Uncertificated GDS(s). Except as set forth in this Section 2.12 and except as required by applicable law, the Uncertificated GDSs shall be treated as GDSs issued and outstanding under the terms of this Deposit Agreement. In the event that, in determining the rights and obligations of parties hereto with respect to any Uncertificated GDSs, any conflict arises between (I) the terms of this Deposit Agreement (other than this Section 2.12) and (II) the terms of this Section 2.12, the terms and conditions set forth in this Section 2.12 shall be controlling and shall govern the rights and obligations of the parties to this Deposit Agreement pertaining to the Uncertificated GDSs.”

SECTION 2.06.                    Rule 12g3-2(b) Amendment. To reflect the recent amendments to Rule 12g3-2(b) by the Commission under the Exchange Act, the Deposit Agreement is hereby amended as of the Effective Date by deleting Section 4.12 in its entirety, and inserting the following in its stead:

“Section 4.12. Available Information. The Company publishes the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market. As of the date hereof the Company’s internet website is www.grasim.com. The information so published by the Company may not be in English, except that the Company is required, in order to maintain its exemption from the Exchange Act reporting obligations pursuant to Rule 12g3-2(b), to translate such information into English to the extent contemplated in the instructions to Rule 12g3-2(b). The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington, D.C. 20549.”

ARTICLE III

AMENDMENTS TO THE FORM OF GDR

SECTION 3.01.                    GDR Amendment. The form of GDR attached as Exhibit A to the Deposit Agreement and each of the GDRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by:

(a)               deleting the first sentence of paragraph (1) thereof in its entirety and inserting the following in its stead:

“This Global Depositary Receipt is one of an issue of Global Depositary Receipts (“Receipts” or “GDRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of September 17, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 5, 2010 (as so amended and as further amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of GDSs evidenced by GDRs, each of whom by accepting an GDS becomes bound by all the terms and provisions thereof.”

(b)               deleting paragraph (10) thereof in its entirety and inserting the following in its stead:

“(10) Charges of Depositary. The Depositary shall charge the following fees:

(i)	Issuance Fee: to any person depositing Shares or to whom GDSs are issued upon the deposit of Shares, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances pursuant to paragraph (iv) below);

(ii)	Cancellation Fee: to any person surrendering GDSs for cancellation and withdrawal of Deposited Securities, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) so surrendered;

(iii)	Cash Distribution Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., upon the sale of rights and other entitlements); and

(iv)	Stock Distribution/Rights Exercise Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of stock dividends or other free stock distributions or upon the exercise of rights to purchase additional GDSs;

(v)	Other Distribution Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of securities other than GDSs or rights to purchase additional GDSs; and

(vi)	Depositary Services Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Shares and persons surrendering GDSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of GDSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, GDSs and GDRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by paragraph (22) of this GDR and as contemplated in the Deposit Agreement. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary fees payable upon (i) deposit of Shares against issuance of GDSs and (ii) surrender of GDSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the GDSs so issued are delivered (in the case of GDS issuances) and to the person who delivers the GDSs for cancellation to the Depositary (in the case of GDS cancellations). In the case of GDSs issued by the Depositary into DTC or presented to the Depositary via DTC, the GDS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the GDSs from the Depositary or the DTC Participant(s) surrendering the GDSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable GDS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed. In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the GDS Record Date established by the Depositary. For GDSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold GDSs.

The Depositary may remit to the Company all or a portion of the Depositary fees charged for the reimbursement of certain expenses incurred by the Company in respect of the GDR program established pursuant to the Deposit Agreement upon such terms and conditions as the Company and the Depositary may agree from time to time. The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree from time to time. Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.”

(c)               deleting the first sentence of paragraph (11) thereof in its entirety and inserting the following in its stead:

“It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each Certificated GDS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated GDSs, the Receipt has been properly endorsed or is accompanied by properly executed instruments of transfer.”

(d)               Deleting the first sentence of paragraph (13) in its entirety and inserting the following in its stead:

“The Company publishes the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market. As of the date hereof the Company’s internet website is www.grasim.com. The information so published by the Company may not be in English, except that the Company is required, in order to maintain its exemption from the Exchange Act reporting obligations pursuant to Rule 12g3-2(b), to translate such information into English to the extent contemplated in the instructions to Rule 12g3-2(b). The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington, D.C. 20549.”

SECTION 3.02.                    Change of Fees and Charges of the Depositary. All references to the Fees and Charges of Depositary made in the form of GDR attached as Exhibit A to the Deposit Agreement and in each of the GDRs outstanding, as of the Effective Date, under the terms of the Deposit Agreement shall, as of the Effective Date, refer to the Fees and Charges of the Depositary set forth in paragraph (10) of the Form of GDR attached as Exhibit A to this Amendment and the Fee Schedule attached as Exhibit B to this Amendment.

ARTICLE IV

AMENDMENTS TO THE FEE SCHEDULE

SECTION 4.01.                    Amendment to Fee Schedule. The Fee Schedule annexed to the Deposit Agreement as Exhibit B is hereby amended by deleting it in its entirety and inserting Exhibit B to this Amendment in its stead.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01.                    Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a)               This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)               In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and other document furnished hereunder or thereunder in India, neither of such agreements need to be filed or recorded with any court or other authority in India, nor does any stamp or similar tax need be paid in India on or in respect of such agreements; and

(c)               All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01.                    New GDRs. From and after the Effective Date, the Depositary shall arrange to have new GDRs printed or amended that reflect the changes to the form of GDR effected by this Amendment. All GDRs issued after the Effective Date, once such new GDRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing GDRs, shall be substantially in the form of the specimen GDR attached as Exhibit A hereto. However, GDRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of GDR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 6.02.                    Notice of Amendment to Holders of GDSs. The Depositary is hereby directed to send notices informing the Holders of GDSs (i) of the terms of this Amendment, (ii) of the Effective Date of this Amendment, and (iii) that the Holder of GDRs shall be given the opportunity, but that it is unnecessary, to substitute their GDRs with new GDRs reflecting the changes effected by this Amendment, as provided in Section 6.01 hereof and (iv) that Holders of Uncertificated GDSs do not need to take any action in connection with the Amendment, and (v) that copies of this Amendment may be retrieved from the Commission’s website at www.sec.gov and may be obtained from the Depositary and the Company upon request.

SECTION 6.03.                    Indemnification. The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 6.04.                    Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

SECTION 6.05.                    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of choice of law.

SECTION 6.06.                    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

GRASIM INDUSTRIES LIMITED

By:	/s/ Ashok Malu
Name: Ashok Malu Title: Company Secretary

CITIBANK, N.A., as Depositary

By:	/s/Keith Galfo
Name: Keith Galfo Title: Vice President

EXHIBIT A

[FORM OF RECEIPT]

Number ___________	CUSIP Number 388706 40 0

Global Depositary Shares (Each
Global Depositary Share representing
one fully paid equity share)

GLOBAL DEPOSITARY RECEIPT

FOR

GLOBAL DEPOSITARY SHARES

representing

DEPOSITED EQUITY SHARES

of

Grasim Industries Limited

(Incorporated under the laws of India)

THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY AND THE GLOBAL DEPOSITARY SHARES REPRESENTED HEREBY MAY NOT AT ANY TIME BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY TO ANY PERSON IN INDIA OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A RESIDENT OF INDIA.

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (herein called the "Depositary"), hereby certifies that _______________ is the owner of _______________ Global Depositary Shares (hereinafter "GDS"), representing deposited equity shares, including evidence of rights to receive such equity shares (the "Shares") of Grasim Industries Limited, a corporation incorporated under the laws of India (the "Company"). As of the date of the Deposit Agreement (as hereinafter defined), each GDS represents one Share deposited under the Deposit Agreement with the Custodian which at the date of execution of the Deposit Agreement is Citibank, N.A. (Mumbai) (the "Custodian"). The ratio of Global Depositary Shares to shares of stock is subject to subsequent amendment as provided in Article IV of the Deposit Agreement. The Depositary's principal executive office is located at 399 Park Avenue, New York, New York 10043, U.S.A.

(1)              The Deposit Agreement. This Global Depositary Receipt is one of an issue of Global Depositary Receipts ("Receipts" or "GDRs"), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of September 17, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 5, 2010 (as so amended and as further amended and supplemented from time to time, the "Deposit Agreement"), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of GDSs evidenced by GDRs, each of whom by accepting a GDS becomes bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time, received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Memorandum and Articles of Association of the Company (as in effect on the date of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. The Depositary has made arrangements for the acceptance of the Global Depositary Shares into DTC. Each Beneficial Owner of Global Depositary Shares held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such Global Depositary Shares.

(2)              Surrender of Receipts and Withdrawal of Deposited Securities. Upon surrender, at the Principal Office of the Depositary, of GDS evidenced by this Receipt for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of (i) the charges of the Depositary for the making of withdrawals and cancellation of Receipts (as set forth in Article (10) hereof and in Section 5.9 and Exhibit B of the Deposit Agreement) and (ii) all fees, taxes and governmental charges payable in connection with such surrender and withdrawal, and, subject to the terms and conditions of this Receipt, the Deposit Agreement, the Company's Memorandum and Articles of Association, and the provisions of or governing the Deposited Securities and other applicable laws, the Holder of the Global Depositary Shares evidenced hereby is entitled to Delivery, to him or upon his order, of the Deposited Securities represented by the GDS so surrendered.

A Receipt surrendered for such purposes shall, if so required by the Depositary, be properly endorsed in blank or accompanied by proper instruments of transfer in blank. If the Depositary so requires, the Holder hereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order. Thereupon, the Depositary shall direct the Custodian to Deliver (without unreasonable delay) at the designated office of the Custodian, subject to the terms and conditions of the Receipts, the Deposit Agreement, the Memorandum and Articles of Association of the Company, and the provisions of or governing the Deposited Securities, applicable laws and the rules of DTC, now or hereafter in effect, to or upon the written order of the person or persons designated in the order delivered to the Depositary as provided above, the Deposited Securities represented by such GDSs together with any certificate or other proper documents of or relating to title for the Deposited Securities or evidence of the electronic transfer thereof (if available), as the case may be to or for the account of such person. Certificates, if any, representing Deposited Securities may bear any legends or notation not inconsistent with this Deposit Agreement which are deemed necessary by the Company or the Depositary to comply with this Deposit Agreement, Memorandum and Articles of Association of the Company and applicable laws. The Depositary may make delivery to such person or persons at the Principal Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by the GDSs evidenced by this Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.

The Depositary shall not accept for surrender a Receipt evidencing GDSs representing less than one Share. In the case of surrender of a Receipt evidencing a number of GDS representing other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such GDSs the number of GDSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Shares represented by the GDSs so surrendered and remit the proceeds thereof (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the GDSs. At the request, risk and expense of any Holder so surrendering GDSs, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held in respect of the Deposited Securities represented by such GDSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3)              Transfers, Split-Ups and Combinations of Receipts. Subject to the terms and conditions of the applicable Receipt(s), the Deposit Agreement and the U.S. securities laws, the Registrar shall without unreasonable delay register transfers of Receipts on its book upon surrender at the Principal Office of the Depositary of a Receipt by the Holder thereof in person or by duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer (including signature guarantees in accordance with standard industry practice) and duly stamped as may be required by the laws of the State of New York and of the United States of America. Subject to the terms and conditions of the Deposit Agreement including payment of the applicable fees and charges of the Depositary, the Depositary shall execute and deliver a new Receipt(s) (and if necessary cause the Registrar to countersign such Receipt(s)) and deliver same to or upon the order of the person entitled thereto evidencing the same aggregate number of GDSs as those evidenced by the Receipt(s) surrendered provided that the Registrar shall refuse to register any transfer of Receipts if the Registrar has actual knowledge that such registration would cause the total number of Shares represented by GDSs evidenced by Receipts held by any Holder of such Receipts (other than the Balance Certificate) to exceed any limit under applicable law with respect to which the Company has notified the Depositary in writing. Upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts and upon payment of the applicable fees and charges of the Depositary and subject to the terms and conditions of the applicable Receipt(s), the Deposit Agreement and the U.S. securities laws, the Depositary shall execute and deliver new Receipt(s) evidencing the same aggregate number of GDSs as the Receipt(s) surrendered.

(4)              Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of GDSs or of a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the Deposit Agreement and in this Receipt, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matters and (iii) compliance with (A) any laws or governmental regulations relating to the execution and delivery of Receipts and GDSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations of the Depositary or the Company consistent with the Deposit Agreement and applicable law.

The issuance of GDSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the delivery of GDSs against the deposit of particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Company, Depositary, a co-transfer agent, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange upon which the Receipts or Share are listed, or under any provision of the Deposit Agreement or provisions of, or governing, the Deposited Securities or any meeting of shareholders of the Company or for any other reason, subject in all cases to Article (24) hereof. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, Holders are entitled to surrender outstanding GDSs to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5)              Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this Receipt, each Holder and Beneficial Owner of the GDSs represented hereby agrees to comply with requests from the Company pursuant to Indian law, the rules and requirements of the National Stock Exchange and the Bombay Stock Exchange, and of any stock exchange on which Shares or GDSs are or will be registered, traded or listed, the Memorandum and Articles of Association of the Company, which are made to provide information as to the capacity in which such Holder or Beneficial Owner owns GDSs (and Shares, as the case may be) and regarding the identity of any other persons then or previously interested in such GDSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request. The Depositary agrees to use reasonable efforts to forward, upon the request of the Company and at the Company's expense, any such requests to the Holders and to forward to the Company any such responses to such requests received by the Depositary.

(6)              Ownership Restrictions. The Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits under applicable law or the Memorandum and Articles of Association of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of GDSs where such transfer may result in the total number of Shares represented by the GDSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to the imposition of restrictions on the transfer of GDSs, the removal or limitation of voting rights or a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the GDSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Memorandum and Articles of Association of the Company.

(7)              Liability of Holder for Taxes, Duties and Other Charges. If any Indian or other tax or other governmental charge shall become payable by the Depositary or the Custodian with respect to any Receipt or any Deposited Securities or GDSs, such tax or other governmental charge shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of the Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue GDSs, to deliver Receipts, register the transfer, split-up or combination of GDRs and (subject to Article (24) hereof) the withdrawal of Deposited Securities until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their agents, employees and Affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

(8)              Representations and Warranties of Depositors. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares (and the certificates therefor) are duly authorized, validly issued, fully paid, non- assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares, have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the GDSs issuable upon such deposit will not be, Restricted Securities and the Share presented for deposit have not been stripped of any rights or entitlements and (v) until such time as Indian law changes to allow such transfers, it shall not have and it shall not offer or sell GDSs directly or indirectly to any person in India or to, or for the account of, a resident of India. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of GDSs in respect thereof and the transfer of such GDSs. If any such representations or warranties are false in any way, the Company and Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(9)              Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary or the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of GDSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties and to provide such other information or documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Shares Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may require by written request to the Depositary consistent with its obligations under the Deposit Agreement, provided that such written request shall be delivered by the Company to the Depositary in a timely manner. Subject to Article (24) hereof and the terms of the Deposit Agreement, the Depositary and the Registrar, as applicable, may withhold the delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed, or such representations and warranties made or such information and documentation are provided, in each case to the Depositary's, the Registrar's and the Company's satisfaction.

(10)         Charges of Depositary. The Depositary shall charge the following fees:

(i)	Issuance Fee: to any person depositing Shares or to whom GDSs are issued upon the deposit of Shares, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances pursuant to paragraph (iv) below);

(ii)	Cancellation Fee: to any person surrendering GDSs for cancellation and withdrawal of Deposited Securities, a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) so surrendered;

(iii)	Cash Distribution Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., upon the sale of rights and other entitlements); and

(iv)	Stock Distribution/Rights Exercise Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of stock dividends or other free stock distributions or upon the exercise of rights to purchase additional GDSs;

(v)	Other Distribution Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held for the distribution of securities other than GDSs or rights to purchase additional GDSs; and

(vi)	Depositary Services Fee: to any Holder of GDS(s), a fee not in excess of U.S. $5.00 per 100 GDSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Shares and persons surrendering GDSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of GDSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, GDSs and GDRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by paragraph (22) of this GDR and as contemplated in the Deposit Agreement. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request.

Depositary fees payable upon (i) deposit of Shares against issuance of GDSs and (ii) surrender of GDSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the GDSs so issued are delivered (in the case of GDS issuances) and to the person who delivers the GDSs for cancellation to the Depositary (in the case of GDS cancellations). In the case of GDSs issued by the Depositary into DTC or presented to the Depositary via DTC, the GDS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the GDSs from the Depositary or the DTC Participant(s) surrendering the GDSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. Depositary fees in respect of distributions and the Depositary services fee are payable to the Depositary by Holders as of the applicable GDS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed. In the case of distributions other than cash and the Depositary service fee, the Depositary will invoice the applicable Holders as of the GDS Record Date established by the Depositary. For GDSs held through DTC, the Depositary fees for distributions other than cash and the Depositary service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold GDSs.

The Depositary may remit to the Company all or a portion of the Depositary fees charged for the reimbursement of certain expenses incurred by the Company in respect of the GDR program established pursuant to the Deposit Agreement upon such terms and conditions as the Company and the Depositary may agree from time to time. The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree from time to time. Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(11)         Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each Certificated GDS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated GDSs, the Receipt has been properly endorsed or is accompanied by properly executed instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for all purposes. The Depositary and the Company shall have no obligation nor be subject to any liability hereunder or under the Deposit Agreement to any holder of a Receipt unless such holder is the Holder of such Receipt registered on the books of the Depositary, or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner's representative is the Holder registered on the books of the Depositary.

(12)         Validity of Receipt. This Receipt (and the Global Depositary Shares represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar, and (iv) registered by the Registrar in the books maintained by the Registrar for the purpose of registration of the issuance and transfer of Receipts.

(13)         Available Information; Reports; Inspection of Transfer Books. The Company publishes the information contemplated in Rule 12g3-2(b)(2)(i) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market. As of the date hereof the Company’s internet website is www.grasim.com. The information so published by the Company may not be in English, except that the Company is required, in order to maintain its exemption from the Exchange Act reporting obligations pursuant to Rule 12g3-2(b), to translate such information into English to the extent contemplated in the instructions to Rule 12g3-2(b). The information so published by the Company cannot be retrieved from the Commission’s internet website, and cannot be inspected or copied at the public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington, D.C. 20549. The Depositary shall make available for inspection by Holders at its Principal Office and at the office of the Custodian copies of the Deposit Agreement, any notices, reports or communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also mail to Holders copies of such notices, reports and communications when furnished by the Company pursuant to Section 5.6 of the Deposit Agreement.

The Registrar shall keep books for the registration of issuances and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and by the Holders of such Receipts, provided that such inspection shall not be, to the Registrar's knowledge, for the purpose of communicating with Holders of such Receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the Receipts.

The Registrar may close the transfer books with respect to the Receipts, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to Article (24) hereof.

Dated:	CITIBANK, N.A.,
as Depositary
Countersigned

By: _______________________________	By: _______________________________
Authorized Representative	Vice President

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)         Dividends and Distributions in Cash, Shares, etc. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Shares, rights securities or other entitlements under the Deposit Agreement, the Depositary will, if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary (upon the terms of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such dividend, distribution or proceeds into Dollars (upon the terms of the Deposit Agreement) and will distribute promptly the amount thus received (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the GDS Record Date in proportion to the number of GDS held as of the GDS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of GDSs then outstanding. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the GDSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company to the relevant governmental authority.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall or cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their nominees. Upon receipt of confirmation of such deposit from the Custodian, the Depositary shall, subject to and in accordance with the Deposit Agreement, establish the GDS Record Date and either (i) distribute to the Holders as of the GDS Record Date in proportion to the number of GDSs held as of the GDS Record Date, additional GDSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes), or (ii) if additional GDSs are not so distributed, each GDS issued and outstanding after the GDS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interest in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net (a) of the applicable fees and charges of, and the expenses incurred by, the Depositary, and (b) taxes). In lieu of delivering fractional GDSs, the Depositary shall sell the number of Shares or GDSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms set forth in the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is not feasible or is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company, in the fulfillment of its obligations under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including disposing of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) taxes and fees and (b) charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

Upon timely receipt of a notice indicating that the Company wishes an elective distribution to be made available to Holders upon the terms described in the Deposit Agreement, the Company and the Depositary shall determine whether such distribution is lawful and reasonably practicable. If so, the Depositary shall, to the extent permitted by law and subject to the terms and conditions of the Deposit Agreement, distribute either (x) cash as in the case of a cash distribution or (y) additional GDSs representing such additional Shares as in the case of a distribution of Shares. In either case, the Depositary shall, subject to the terms and conditions of the Deposit Agreement, establish and GDS record date according to paragraph (16) and establish procedures to enable the Holder hereof to elect to receive the proposed distribution in cash or in additional GDSs. If a Holder elects to receive the distribution in cash, the dividend shall be distributed as in the case of a distribution in cash. If the Holder hereof elects to receive the distribution in additional GDSs, the distribution shall be distributed as in the case of a distribution in Shares. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holder hereof a method to receive the elective distribution in Shares (rather than GDSs). There can be no assurance that the Holder hereof will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Upon timely receipt by the Depositary of a notice indicating that the Company wishes rights to subscribe for additional Shares (or any rights of any other nature) to be made available to Holders of GDSs, the Depositary upon consultation with the Company, shall determine, whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to any Holders only if (i) the Company shall have requested that such rights be made available to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. In the event all conditions set forth above are satisfied, the Depositary shall establish a GDS Record Date (upon the terms described in the Deposit Agreement) and establish procedures to distribute rights to purchase additional GDSs (by means of warrants or otherwise) and to enable the Holders to exercise the rights (upon payment of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes). Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than GDSs). If (i) the Company does not request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the documentation required by the Deposit Agreement or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem proper. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the GDR Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect. In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of GDSs representing such Deposited Securities shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

Holders and Beneficial Owners acknowledge that they may not be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

Upon receipt of a notice indicating that the Company wishes property other than cash, Shares or rights to purchase additional Shares, to be made to Holders of GDSs, the Depositary shall determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary shall distribute the property so received to the Holders of record, as of the GDS Record Date, in proportion to the number of GDSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem proper and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances.

(15)         Redemption. Upon timely receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities, and a satisfactory opinion of counsel, and upon determining that such proposed redemption is practicable, the Depositary shall (to the extent practicable) mail to each Holder a notice setting forth the Company's intention to exercise the redemption rights and any other particulars set forth in the Company's notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary, and (b) taxes), retire GDSs and cancel GDRs upon delivery of such GDSs by Holders thereof upon the terms of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the GDSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per GDS shall be the dollar equivalent of per share amount received by the Depositary upon the redemption of the Deposited Securities represented by Global Depositary Shares (subject to the terms of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the Depositary, and taxes) multiplied by the number of Units or Deposited Securities represented by each GDS redeemed.

(16)         Fixing of Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each GDS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, or any other matter, the Depositary shall, after consultation with the Company, fix a record date ("GDS Record Date") for the determination of the Holders of Receipts who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each GDS. Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of Receipts at the close of business in New York on such GDS Record Date shall be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

(17)         Voting of Deposited Securities. Holders of GDSs may not vote the shares or their Deposited Securities represented by the GDSs and may not instruct the Depositary as to the voting of such Deposited Securities. In certain limited circumstances, as set forth below, the Depositary may be required to exercise the voting rights in respect of Deposited Securities as directed by the Company.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, fix the GDS Record Date for determining the Holders entitled to receive information as to such meeting and shall mail to the Holders of record a notice which shall contain: (a) such information as is contained in such notice of meeting and (b) a statement that the Holders may not vote the Shares or other Deposited Securities represented by their GDSs. Neither the Depositary nor the Custodian on behalf of the Depositary or its nominees in whose name the Shares or other Deposited Securities are registered shall exercise any voting rights in respect of any Deposited Securities unless required by law.

In the event that under applicable law the Depositary is obliged to exercise any such voting rights, then the Depositary shall (at the written direction of the Company's Board of Directors, but subject to being advised by the Depositary's legal counsel that such action is in conformity with applicable laws):

(a)	vote in respect of the Shares according to instructions given in writing by the Board of Directors of the Company; or

(b)	give proxies in respect thereof in favor of a Director of the Company nominated by the Board of Directors of the Company from time to time; or

(c)	if so demanded by the Company, give an irrevocable power of attorney in favor of a Director of the Company or any other person or company nominated by the Board of Directors of the Company for the purpose in relation to the voting rights therefor to be exercised at the meetings of the Company; or

(d)	vote in the same manner as those shareholders which have designated by the Board of Directors in writing from time to time as being members of the Birla Group.

(18)         Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence GDSs representing the right to receive such additional or new Deposited Securities. The Depositary may, with the Company's approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of satisfactory documentation contemplated by the Deposit Agreement, execute and deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in this Exhibit A to the Deposit Agreement, specifically describing such new Deposited Securities or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company's approval, and shall if the Company requests, subject to receipt of satisfactory legal documentation contemplated in the Deposit Agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

(19)         Exoneration. Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States, India or any other country, or of any other governmental authority or regulatory authority or stock exchange, or by reason of any provision, present or future of the Memorandum and Articles of Association of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement or in the Memorandum and Articles of Association of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of this Deposit Agreement, made available to Holders of GDS or (v) for any consequential or punitive damages for any breach of the terms of this Deposit Agreement. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

(20)         Standard of Care. The Company and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Company and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without negligence or bad faith. The Depositary and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Depositary and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without negligence or bad faith. The Depositary and the Company undertake to perform such duties and only such duties as are specifically set forth in this Deposit Agreement and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or the Company The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of this Deposit Agreement. The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of GDSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company.

(21)         Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 60th day after delivery thereof to the Company, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective on the earlier of (i) the 60th day after delivery thereof to the Depositary, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22)         Amendment/Supplement. This Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment or supplement shall have been given to the Holders of outstanding Receipts. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the GDSs to be registered on Form F-6 under the Securities Act or (b) the GDSs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such GDS(s), to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

(23)         Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 60 days prior to the date fixed in such notice for such termination. If 60 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holders' Receipt(s) at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of GDSs referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts and the Shares, the Deposited Securities and the GDSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

(24)         Compliance with U.S. Securities Laws. Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(25)         Certain Rights of the Depositary; Limitations. Subject to the further terms and provisions of this Article (25), the Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in GDSs. The Depositary may issue GDSs against evidence of rights to receive Shares from the Company, any agent of the Company or any custodian, registrar, transfer agent, clearing agency or other entity involved in ownership or transaction records in respect of the Shares. Such evidence of rights shall consist of written blanket or specific guarantees of ownership of Shares. In its capacity as Depositary, the Depositary shall not lend Shares or GDSs; provided, however, that the Depositary may (i) issue GDSs prior to the receipt of Shares pursuant to Section 2.3 of the Deposit Agreement and (ii) deliver Shares upon the receipt and cancellation of GDSs for withdrawal of Deposited Securities pursuant to Section 2.7 of the Deposit Agreement, including GDSs which were issued under (i) above but for which Shares may not have been received (each such transaction under (i) a "Pre-Release Transaction"). The Depositary may receive GDSs in lieu of Shares under (i) above (ii) above. The Depositary shall not commence Pre-Release Transactions under this Section 5.10 unless such transactions are permitted by Indian law and the Company has consented to the commencement of such transactions. Each such Pre-Release Transaction will be (a) accompanied by or subject to a written agreement whereby the person or entity (the "Applicant") to whom GDSs or Shares are to be delivered (w) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares that are to be delivered by the Applicant under such Pre-Release Transaction, (x) agrees to indicate the Depositary as owner of such Shares in its records and to hold such Shares in trust for the Depositary until such Shares are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or GDSs and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days' notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of GDSs and Shares involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the GDSs outstanding (without giving effect to GDSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as market conditions require. The Depositary may also set limits with respect to the number of GDSs and Shares involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate. The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto _________________________________ whose taxpayer identification number is _________________________________ and whose address including postal zip code is _________________________________, the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing _________________________________ attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated:	Name:	_______________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

SIGNATURE GUARANTEED

_________________________________

EXHIBIT B

FEE SCHEDULE

DEPOSITARY FEES AND RELATED CHARGES

All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Deposit Agreement.

(I)       Depositary Fees

The Company, the Holders, the Beneficial Owners and the persons depositing Shares or surrendering GDSs for cancellation agree to pay the following fees of the Depositary:

Service	Rate	By Whom Paid
(1) Issuance of GDSs upon deposit of Shares (excluding issuances as a result of distributions described in paragraph (4) below).	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) issued.	Person depositing Shares or person receiving GDSs.
(2) Delivery of Deposited Securities against surrender of GDSs.	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) surrendered.	Person surrendering GDSs for purpose of withdrawal of Deposited Securities or person to whom Deposited Securities are delivered.
(3) Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) held.	Person to whom distribution is made.
(4) Distribution of GDSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional GDSs.	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) held.	Person to whom distribution is made.
(5) Distribution of securities other than GDSs or rights to purchase additional GDSs (i.e., spin-off shares).	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) held.	Person to whom distribution is made.
(6) Depositary Services.	Up to U.S. $5.00 per 100 GDSs (or fraction thereof) held.	Person holding GDSs on applicable record date(s) established by the Depositary.

B-1

(II)       Charges

Holders, Beneficial Owners, persons depositing Shares for deposit and persons surrendering GDSs for cancellation and for the purpose of withdrawing Deposited Securities shall be responsible for the following charges:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of GDSs;

(iv)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(v)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, GDSs and GDRs; and

(vi)	the fees and expenses incurred by the Depositary, the Custodian or any nominee in connection with the servicing or delivery of Deposited Securities.

B-2

EXHIBIT C

NOTICE OF AMENDMENT TO HOLDERS OF GRASIM INDUSTRIES LIMITED

To all Holders and Beneficial Owners of Global Depositary Shares ("GDSs"),
evidenced by Global Depositary Receipts ("GDRs"),
representing the Deposited Securities of the Company

Company:	Grasim Industries Limited, a public company with limited liability incorporated under the laws of India (the "Company").
Depositary:	Citibank, N.A. (the "Depositary").
Deposited Securities:	Fully paid equity shares of the Company (the "Shares").
GDS CUSIP No.:	388706400
Deposit Agreement:	Deposit Agreement, dated as of September 17, 1999 (the "Deposit Agreement"), by and among the Company, the Depositary and all Holders and Beneficial Owners of GDSs evidenced by GDRs issued and outstanding thereunder, as proposed to by amended by Amendment No. 1 to Deposit Agreement.
Effective Date:	The later to occur of (i) 30 days after the date of this notice, or (ii) the date the US Securities and Exchange Commission ("SEC") declares effective the Post Effective Amendment No. 1 to Form F-6 Registration Statement which contains the form of the Amendment.

Notice is hereby given that, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary have agreed to amend the Deposit Agreement by means of an Amendment No. 1 to the Deposit Agreement (the "Amendment"). Capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

Pursuant to the terms of the Amendment, the Deposit Agreement and all GDRs outstanding are to be amended to (i) make the GDSs eligible for the Direct Registration System ("DRS") and (ii) adopt a new fee structure for the GDSs. The Company and the Depositary have filed a draft of the Amendment with the U.S. Securities and Exchange Commission ("SEC") under cover of Registration Statement on Form F-6 (the "F-6 Registration Statement").

The terms of the Amendment are expected to take effect at the close of business in NY on January 20, 2010. By continuing to hold any outstanding GDSs issued under the Deposit Agreement after the date of this Notice, Holders and Beneficial Owners of GDSs will be deemed for all purposes to have consented and agreed to be bound by the revised terms of the Deposit Agreement as amended by the Amendment. A copy of the Fee Schedule is attached to this Notice and sets forth the total fees to be charged by the Depositary in respect of the ADSs.

C-1

The Depositary shall arrange to have new GDRs printed that reflect the changes effected by the Amendment. However, GDRs issued prior to the date hereof and which do not reflect the changes effected by the Amendment do not need to be surrendered for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason.

Copies of the Deposit Agreement and the draft Amendment will be available for retrieval from the SEC’s website at www.sec.gov and from the principal office of the Depositary located at 388 Greenwich Street, New York, New York 10013. If you have any questions regarding the amendment to the Deposit Agreement, please call Citibank, N.A. — ADS Holder Services at 1-877-248-4237.

Citibank, N.A., as Depositary

December 21, 2009

C-3

TABLE OF CONTENTS

Table of Contents

(continued)

Page

EXHIBIT A

FORM OF RECEIPT	A-1

EXHIBIT B

FEE SCHEDULE DEPOSITARY FEES AND RELATED CHARGES	B-1

EXHIBIT C

NOTICE TO HOLDERS	C-1